Asia Special Situation Acquisition Corp.
c/o M&C Corporate Services Limited
P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman

December 18, 2009

Stillwater Capital Partners, Inc.
41 Madison Avenue
29th Floor
New York, NY 10010
Attn:  Richard Rudy and Jack Doueck
Principals

Gentlemen:

This letter will serve as our mutual agreement and understanding in respect of certain proposed transactions described below, pursuant to which it is contemplated that Stillwater Capital Partners, Inc. (“Stillwater”) and its affiliates, including Richard Rudy and Jack Doueck individually (collectively, with Stillwater, the “Stillwater Group”) will assist Asia Special Situation Acquisition Corp., a Cayman Islands special purpose acquisition corporation (“ASSAC”) in consummating a “business combination” (as that term is defined in ASSAC prospectus, declared effective by the SEC on January 16, 2008.

1.           The Transactions.            As we have discussed, ASSAC desires to consummate by not later than January 23, 2010 (the “Outside Closing Date”) the acquisition of one or more businesses and/or assets that (a) have a fair market value of not less than $92.0 million, and (b) are engaged in investments, financing and the sale of insurance products, or which constitute portfolios of assets related to the foregoing (collectively, the “Businesses”).

1.1	Background.

You have advised that Stillwater and certain of its “Funds” (as hereinafter defined) are investors in Northstar Group Holdings, Inc. (“Northstar”), an entity that directly, or through one or more subsidiaries, owns and operates a reinsurance business located in Bermuda (“Northstar Re Bermuda”) and a reinsurance business in Ireland (“Northstar Re Ireland”).

You have further advised that Stillwater and its affiliate Stillwater Capital Partners LLC is the investment manager or general partner of all of the hedge funds and private equity funds described below (hereinafter collectively referred to as the “Funds”).  Such Funds consist of the following, in each of which Stillwater and its affiliate Stillwater Capital Partners LLC or Stillwater Capital Partners, Inc. is the investment manager and/or general partner:

(a)           Each of (i) Stillwater Asset Backed Fund, LP, a Delaware limited partnership (“Stillwater Fund Delaware I”), (ii) Stillwater Asset Backed Fund II, LP, a Delaware limited partnership (“Stillwater Fund Delaware II”) and (iii) Stillwater Loan Opportunities Fund LLC, a Delaware limited liability company (“Stillwater LOF” and together with Stillwater Fund Delaware I, and Stillwater Fund Delaware II, the “Stillwater Delaware Lending Funds”).  According to their offering documents, the Stillwater Delaware Lending Funds finance portfolios of mostly illiquid and privately offered short and medium term loans and other asset backed obligations (“Asset Backed Loans”) for various types of borrowers, and participate in loans and loan portfolios of other lenders.  You have advised that as at December 31, 2009, the aggregate net asset value of the Stillwater Lending Funds Delaware is approximately $103.0 million. (subject to change upon valuation process being completed in December).

(b)           Each of (i) Stillwater Real Estate Partners LP, a Delaware limited partnership (the “Stillwater REP”), and (ii) each of (A) Stillwater WPB Venture Partners I LP, a Delaware limited Partnership (“Stillwater WPB I”) and (B) Stillwater WPB Venture Partners II LP, a Delaware limited Partnership (“collectively, the “Stillwater West Palm Beach Funds” and with Stillwater REP, the “Stillwater Real Estate Funds”).  According to its offering documents, the Stillwater Real Estate Funds are primarily engaged in the purchase of undervalued real estate, distressed real estate and real estate sold at foreclosure sales.  The initial capital invested in the real estate assets managed by the Stillwater Real Estate Funds, including participations in other real estate loans and real estate syndication interests, was approximately $79.0 million.

(c)           Each of (i) Stillwater Market Neutral Fund, LP, a Delaware limited partnership (“SMNF-I”), (ii) Stillwater Market Neutral Fund II, LP (“SMNF-II”), a Delaware limited partnership, (and with SMNF-I, collectively, the “SMNF Funds”), and (iii) Stillwater Matrix Fund LP, a Delaware limited partnership (“Stillwater Matrix Fund Delaware”).  According to its offering documents, the SMNF Funds are fund of funds that invest in a portfolio of hedge funds with diversified investment strategies.  You have advised that as at December 31, 2009, the aggregate net asset value of the SMNF Funds and the Stillwater Matrix Fund Delaware (net of debt of approximately $5.0 million) will be approximately $52.0 million.

(d)           Each of (A) Stillwater Asset Backed Offshore Fund, Ltd., a Cayman Islands exempted company (“Stillwater ABOF Cayman”), (B) Stillwater Asset Backed Fund SPV, a Cayman Islands exempted company (“Stillwater ABF SPV” ), (C) Stillwater Asset Backed Fund II Onshore SPV, a Cayman Islands exempted company (“Stillwater ABF II SPV”) and (D) Stillwater Loan Opportunities Fund SPC (“Stillwater LOF Cayman” collectively with Stillwater ABOF Cayman, Stillwater ABF SPV and Stillwater ABF II SPV, the  “Stillwater Lending Funds Cayman”).  You have advised that as at December 31, 2009, the aggregate net asset value of the Stillwater Lending Funds Cayman will be approximately $250.0 million.

(e)           Each of (i) Stillwater Market Neutral Fund Ltd., a Cayman Islands exempted company (“SMNF-Cayman”); and (ii) the Stillwater Market Neutral Fund III SPC, a Cayman Islands exempted company registered as a segregated portfolio company, and its sub funds, Stillwater Matrix Segregated Portfolio (collectively, “Stillwater Matrix Cayman”).You have advised that as at September 30, 2009, the aggregate net asset value of the SMNF-Cayman and Stillwater Matrix Cayman (collectively, “Stillwater Fund of Funds Cayman”) is approximately $173.0 million.

1.2         The Proposed Transactions.            With your assistance, subject to its due diligence and satisfaction of all conditions to closing, ASSAC will seek to consummate the proposed acquisitions (the “Transactions”):

(a)           ASSAC shall undertake to acquire 100% of the capital stock of Northstar for a cash purchase price of approximately $7.0 million and shall further arrange to release certain encumbered assets of investor shareholders in Northstar by not later than June 30, 2010;

(b)          ASSAC shall undertake to acquire either 100% or a substantial majority of the portfolio of assets or securities (limited partnership interests or shares) of all or certain of the Funds (collectively, the “Acquired Assets”).

The Acquired Assets of each of the following Funds shall be valued at designated percentages set forth below of their unaudited estimated net asset value at December 31, 2009 (the “Estimated NAV”), as adjusted following the Closing Date to 100% of their independently appraised net asset value as at December 31, 2009 (“Appraised NAV”), all as follows:

(i)           The Acquired Assets of the Stillwater Lending Funds Delaware and Stillwater Lending Funds Cayman (collectively, the “Stillwater Lending Funds”) would be purchased for 100% of its Estimated NAV which shall be delivered to ASSAC on or before December 22, 2009;

(ii)          The Acquired Assets of the Stillwater Real Estate Funds, loan participation interests and real estate syndication assets would be purchased for 65% of its initial capital invested;

(iii)         The Acquired Assets of the SMNF Funds would be purchased for 75% of its Estimated NAV;

(iv)         The Acquired Assets of the Stillwater Matrix Cayman Fund would be purchased for 90% of its Estimated NAV;

(v)          The Acquired Assets of the SMNF-Cayman Fund would be purchased for 75% of its Estimated NAV;

(vi)         The Acquired Assets of the Stillwater Matrix Fund Delaware would be purchased for 90% of its Estimated NAV;

(c)          The purchase values and Merger Consideration for the Acquired Assets would be paid in the form of shares of ASSAC convertible preferred shares (“ASSAC Preferred Shares”).  As indicated terms, the ASSAC Preferred Shares would, pursuant to its terms:

(i)           have a per share liquidation value of $1,000 per share, as a result of which if there were to be a sale or liquidation of ASSAC prior to the automatic conversion of the ASSAC Preferred Shares into Ordinary Shares, the holders of the ASSAC Preferred Shares would be entitled to receive $1,000 for each such share, before any payments are made with respect to the then outstanding Ordinary Shares;

(ii)          vote on an “as converted basis” with the holders of ordinary shares of ASSAC (the “ASSAC Ordinary Shares”);

(iii)         pay a 5% annual dividend (payable semi-annually at the time of conversion in additional ASSAC Preferred Shares);

(iv)        on July 31, 2010, automatically convert into ASSAC Ordinary Shares (the “Conversion Shares”), at a conversion price of $7.50 per share, subject to certain equitable adjustments for consolidations, stock splits and the like (the “Conversion Shares”); and

(v)         contain mutually acceptable provisions to protect the holders against dilution.

(d)          Following the Closing, the number of Conversion Shares and the ratio by which each ASSAC Preferred Share will be converted into Ordinary Shares (the “Conversion Ratio”) will be subject to post-closing increase or decrease, depending on the Appraised NAV of each of the Funds, all as set forth in the Transaction Memorandum (Exhibit A hereto).

(e)          ASSAC would agree that on or before six months following the Closing, it will register the ASSAC Ordinary Shares issuable upon conversion of the ASSAC Preferred Shares (the “Conversion Shares”) for resale under the Securities Act of 1933, as amended, so that such Conversion Shares will be freely tradable by the holders. In the event that ASSAC does not register the Conversion Shares by July 31, 2010, it will be required to pay customary financial penalties consistent with other hedge fund investment documents.

(f)           As a condition to Closing ASSAC will acquire all or certain of the above referenced Acquired Assets having a fair market value (based solely on the purchase price paid by ASSAC) of not less than $400.0 million and issue not less than 400,000 ASSAC Preferred Shares having a stated or liquidation value of not less than $400.0 million and convertible into 53.333 million ASSAC Ordinary Shares.

(g)          The anticipated business terms and legal structure of the above acquisitions are set forth in a transaction memorandum annexed hereto as Exhibit A and made a part hereof (the “Transaction Memorandum”).

2.            Stillwater Services:            Both prior and subsequent to Closing, Stillwater and its principals will assist ASSAC in achieving the foregoing business combinations and managing the Acquired Assets (collectively, the “Stillwater Services”); which Stillwater Services shall include:

•	Assisting ASSAC in negotiating and closing the acquisition of Northstar and subsidiaries;
•	Vote Stillwater shares in favor of the Northstar sale to ASSAC;
•	Work with related shareholders of Northstar to execute on sale;
•	Negotiating for the acquisition of regulatory capital that can be purchased for stock and included in Northstar Re Bermuda and Northstar Re Ireland;
•	Assisting ASSAC in selecting those of the above referenced Funds to be included in the Acquired Assets;
•	Spearhead solicitation of approvals from investors in the designated Funds that the Parties agree to include in the Acquired Assets;
•	Manage the Funds and Acquired Assets;
•	Originating and assisting senior management of ASSAC in consummating additional hedge fund acquisitions;
•	Originating and managing a portfolio of asset based loans for the Stillwater Lending Funds, if included in the Acquired Assets; and
•	Re-invest capital generated from liquidation of Acquired Assets

3.            Stillwater Consideration.  As consideration for the Stillwater Services, ASSAC hereby agrees, subject at all times to the consummation of the proposed business combinations, to pay Stillwater or its affiliates, the consideration set forth below.

3.1         Cash Fee.             a fee equal to two percent (2%) of the aggregate Purchase Price paid by ASSAC in cash for Northstar and for the Acquired Assets from the Funds (the “Cash Fee”).   Such Cash fee shall be payable in full at closing of the business combinations; provided, that:

(a)           if the Cash Fee is more than 20% of net cash available to ASSAC after all redemptions, transaction expenses and payments in connection with the Northstar acquisition or otherwise (“Net ASSAC Cash”), then the balance, after payment of as much of the Cash Fee as 20% of the Net ASSAC Cash will cover, will be in the form of a promissory note of ASSAC, payable in cash in 6-months after closing and accruing interest at the rate of 7% per annum (the “ASSAC Note”).

(b)           ASSAC may extend the payment date of the ASSAC Note for an additional period of three-months provided that, at the time of the extension, (i) interest shall accrue at the rate of 12% per annum, and (ii) ASSAC shall make a payment of 20% of the then outstanding balance of the ASSAC Note.

3.2         Management Agreement. Stillwater shall receive a three (3) year management agreement to manage the Acquired Assets, at standard Stillwater fees currently in effect under the relevant Fund documents.  Such management agreement shall:

(a)	cover all of the Acquired Assets and shall not be terminable for a period of three (3) years from closing;
(b)	be automatically renewable for subsequent one-year periods assuming minimum return targets of 7% IRR during prior contract period;
(c)	be automatically renewable for subsequent 2-year periods assuming minimum return targets of 8% IRR during prior contract period; and
(d)	be automatically renewable for subsequent 3-year periods assuming minimum return targets of 9% IRR during prior contract period.

3.3          ASSAC Equity.  At closing, Stillwater shall receive 266,666 ASSAC Ordinary Shares.  These shares will be registered by ASSAC for resale promptly after the Closing as part of the same registration statement in which the Conversion Shares are registered.

4.            Additional Post-Closing Agreements.        Subject to further discussion, analysis and due diligence, the parties presently intend that following consummation of the Transactions that:

4.1          Cash generated from the Acquired Assets will be invested as follows:

(a)           approximately: 8% for use in Northstar insurance business as regulatory capital;
(b)           approximately 20% to buy other assets under management to create more liquidity; and
(c)           the balance will be used to purchase other insurance company assets and invested in various Stillwater managed funds.

4.2         Additional ABL Funds.       ASSAC covenants and agrees that promptly following the Closing it will undertake to raise not less than $200.0 million over a period to two years (at the rate of approximately $25.0 million per calendar quarter, commencing with the quarter ending June 30, 2010) for investment in additional domestic or offshore asset backed loan funds (“ABL Funds”) or other investments to be managed by Stillwater.  In such connection, it is our mutual goal that:

(a)           the majority of such funds will come from the “reserves” of the insurance company assets (or “floats”); and

(b)           the balance of such funds will be equity contributed by ASSAC though the public or private sale of additional ASSAC Ordinary Shares or other ASSAC securities.  In such connection ASSAC covenants and agrees to (i) complete the preparation of one or more registration statements or private placement memorandum with respect to the proposed public or private sale of such Ordinary Shares or other securities within six months of the Closing, (ii) if applicable, file such registration statement with the SEC and will cause such registration statement to be declared effective as soon as practicable thereafter, and (iii) consummate the sale(s) of such Ordinary Shares or other securities.

Unless Stillwater directs otherwise, there will be at least a three year lock up period on investors’ capital in these additional ABL Funds.   Stillwater Group, as investment manager and general partner, will receive its standard management and performance based fees, as are set forth in the various private placement memoranda and other governing documents for the Funds referred to in Section 1 above.

5.           Miscellaneous.

(a)           In order to induce ASSAC to incur the effort and expense of due diligence examinations and analysis of the proposed Transactions, Stillwater Group hereby, jointly and severally, agree that, for the period through and including the earlier of (i) January 31, 2010, or (ii) notice from ASSAC that it is unable or unwilling to continue to proceed with any of the above Transactions (the “No-Shop Period”), none of them will elicit, discuss, explore, entertain or consider any possible sale of all or any part of the securities or assets or any other change in control of Northstar, Northstar Re Bermuda, Northstar Re Ireland or any of the Funds (individually a “Target Company” and collectively, the “Target Companies”) with any other person, firm or other entity (a “Competitor”) or provide any information to any such Competitor, other than such ordinary course of such business operations in circumstances where none of them has any reason to believe that such information may be used to evaluate a possible purchase or sale of some or all of the assets or securities of the Target Companies.  Notwithstanding the foregoing, in the event and to the extent that ASSAC advises the Stillwater Group in writing, or ASSAC and the Stillwater Group mutual agree in writing, that a proposed acquisition of Acquired Assets of any one or more of the Target Companies is not advisable, practicable or feasible (a “Rejected Target Company”), then and in such event the provisions of this Section 5(a) shall thereafter no longer be applicable to such Rejected Target Company.

(b)           ASSAC and each of the Stillwater Group agree that during the No-Shop Period they will undertake to execute a definitive share purchase, asset purchase and/or merger agreement, as applicable (collectively, “Transaction Documents”) with Northstar and one or more of the other Target Companies.  Notwithstanding the foregoing, each of the parties hereto recognize that consummation of any of the Transactions will require, in addition to the conditions precedent to be set forth in such Transaction Documents (i) the consent of the requisite majority of the limited partners or shareholders of the Funds and the stockholders of Northstar and/or its subsidiaries; and (ii) the affirmative vote or consent of the holders of a majority of the outstanding publicly traded ASSAC Ordinary Shares at a shareholders meeting to be held on or about January 17, 2010 (the “ASSAC Shareholders Meeting”), and other required conditions specified in the ASSAC prospectus dated January 17, 2008.  The parties further acknowledge that time is of the essence as, unless ASSAC is able to consummate the Transactions or another acceptable business combination by not later than January 23, 2010, it will likely be forced to liquidate its trust fund and liquidate as an entity.

In connection with obtaining the requisite number of “yes” votes required to approve the transactions at the ASSAC Shareholders Meeting, it is presently contemplated that ASSAC will offer only to each ASSAC shareholder owning any of the 11.5 million publicly traded ASSAC Ordinary Shares (the “ASSAC Public Shareholders”), in addition to any cash payment required, one-third (1/3) of an additional ASSAC Ordinary Share for each full Ordinary Share owned on the record date of the ASSAC Shareholders Meeting by such ASSAC Public Shareholder.  In addition, subject to their agreement to become Chief Executive Officer of ASSAC and a member of the ASSAC Board of Directors following consummation of the Closing, ASSAC presently intends to issue additional ASSAC Ordinary Shares and options to Marshall Manley and Dennis D. Dammerman, respectively, subject to appropriate “clawbacks” and vesting agreements.

(c)          During the No-Shop Period, as investment manager or general partner, the Stillwater Group shall cause each Target Company to operate its business in the ordinary course consistent with past practices and maintain the goodwill of its employees, investors and other interested parties.  In addition, during the No-Shop Period, unless otherwise agreed to in writing by ASSAC, subject at all times to its fiduciary obligations to the Funds and investors in such Funds, the Stillwater Group shall not take any action in its capacity as general partner or investment manager that would make the proposed acquisition of the securities of Northstar or the Acquired Assets of the Funds, impossible or impracticable.

(d)          The Stillwater Group will coordinate with Northstar and the Funds to permit ASSAC, its representatives, accountants and counsel, to conduct an investigation and evaluation of each of the Target Companies during the No-Shop Period, and in connection therewith will provide such assistance to such persons as is reasonably requested.  ASSAC and its representatives, subject to the approval of the Stillwater Group (which approval shall not be unreasonably withheld), Northstar and the Funds, shall be permitted, upon request and subject to appropriate confidentiality and other safeguards, to contact and communicate with the bankers, accountants, attorneys, key personnel and certain material investors in the Target Companies.  ASSAC will similarly permit the Stillwater Group, its representatives, accountants and counsel, to conduct an investigation and evaluation of ASSAC during the No-Shop Period, and in connection therewith will provide such assistance to such persons as is reasonably requested.  The Stillwater Group and its representatives, subject to the approval of ASSAC (which approval shall not be unreasonably withheld), shall be permitted, upon request and subject to appropriate safeguards, to contact and communicate with the ASSAC’s bankers, accountants, attorneys, key personnel and other advisors on request.

(e)          Subject at all time to the provisions of Section 5(f) below, each of ASSAC and Stillwater will bear all of their own respective costs and expenses (including, but not limited to, fees and expenses of legal counsel, accountants, and other representatives and consultants) incurred in connection with the transactions contemplated hereby.  In the event that such transactions are consummated, ASSAC shall promptly pay all of Stillwater’s costs and expenses incurred in connection with the transactions contemplated hereby or reimburse Stillwater for any such costs and expenses previously paid.

(f)          ASSAC hereby covenants and agrees to:

(i)            take all steps reasonably required to obtain the request approvals of the holders of ASSAC publicly traded Ordinary Shares at the ASSAC Stockholders Meeting, including, without limitation, (A) mailing a definitive Proxy Statement to such ASSAC Shareholders as soon as reasonably practicable following execution of the Transaction Documents, (B) borrowing such amounts from Victory Park or such other lender(s) as shall be required to obtain assurances of obtaining a sufficient number of affirmative votes for the proposals contained in such Proxy Statement to obtain the required number of votes or consents to approve the proposals contained in such Proxy Statement (the “ASSAC Shareholder Approvals”); provided, however, that all of the covenants and agreements of ASSAC contained in this Section 5(f) are conditional upon and subject to (x) execution of definitive Transaction Documents in respect of the Northstar acquisition and the Selected Fund Acquisitions, (y) obtaining the requisite consents and approvals of the investors or stockholders of Northstar and such Selected Fund Acquisitions, and (z) compliance by each of Stillwater, Rudy and Doueck with their agreements set forth in Section 5(g) below; and

(ii)           if to the extent ASSAC Shareholder Approvals are obtained, at Closing, ASSAC will have not less than $15.0 million of cash funds available in the Trust Account described below to (A) purchase Northstar, (B) pay transaction costs and expenses, and (C) to the extent remaining, provide working capital for ASSAC.

In the event that, for any reason other than the failure to satisfy the conditions precedent to ASSAC’s covenants and agreements set forth above, ASSAC fails to comply with its covenants set forth in this Section 5(f) and as a result thereof, the transactions contemplated by this Agreement are not consummated, ASSAC shall be responsible to either pay all of Stillwater’s costs and expenses incurred in connection with the transactions contemplated hereby, or reimburse Stillwater for any such costs and expenses previously paid.

(g)          Stillwater and its principals, including Rudy and Doueck, hereby covenant and agree to (i) provide full cooperation and assistance to ASSAC and its representatives in negotiating and executing Transaction Documents with Northstar and any one or more of the other Target Companies (the “Selected Fund Acquisitions”), (ii) provide information with respect to Northstar and the Selected Fund Acquisitions required for inclusion in such Proxy Statement; and (iii) use their best efforts to obtain the requisite consents and approvals of the investors or stockholders of such Selected Fund Acquisitions.  In connection therewith, Northstar shall be obligated to bear its own legal and accounting fees and expenses.

(h)          Each of the Stillwater Group and ASSAC shall be responsible for the payment of 50% of any finders or origination fee to Jason Huntley or his affiliates, and each of such parties shall cooperate with a view toward minimizing the amount of such fee that they will be required to pay.  Unless otherwise agreed, in no event will either ASSAC or Stillwater be individually responsible to pay a finders or origination fee in excess of one (1%) percent of the Cash Fee payable to Stillwater under this Agreement. Except as aforesaid, neither ASSAC nor the Stillwater Group has incurred or will incur any liability or obligation for all or any part of any finder's or brokerage fee with respect to the transactions contemplated hereby which was incurred, or purportedly incurred, by any of them.

(i)           Each of ASSAC and the Stillwater Group agree not to make or permit to be made any public disclosure of the existence of the terms of this letter without the prior written consent of the others, except as otherwise required by law, including the Securities Laws, or as advised by legal counsel, and except to their respective advisors and attorneys.

(j)          This letter agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.  The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts located in New York County, New York in connection with any claims, actions or other proceeding relating to this letter agreement or the transactions contemplated hereby.

(k)          Except (i) for the business and financial terms contained in this letter agreement and in Exhibit A hereto, which are mutually agreed upon by the parties, and (ii) all of the provisions of Section 5 hereof which constitute legal and binding obligations of each of the parties hereto, the legal obligations of the parties are subject to the negotiation and execution of the Transaction Documents with Northstar and the other Selected Acquisitions and mutually acceptable management agreements with the Stillwater Group.

(l)            Neither Stillwater, the Stillwater Group, any of their respective representatives or affiliates shall have any lien, security interest, claim against or any other right to (a) any of the maximum $115.0 million principal amount of the proceeds held in that certain trust administered and maintained by Continental Stock Transfer & Trust Company, as trustee (and any successor trust or substitute arrangement) for the benefit of ASSAC and certain of the shareholders of ASSAC (the “Trust”), (b) any interest earned on such maximum $115.0 million principal amount of proceeds held in the Trust, or (c) any of the $2,000,000 of interest income proceeds earned on the proceeds held in such Trust.  Stillwater, on behalf of itself, the Stillwater Group and each of its representatives and affiliates (including legal counsel and other professionals retained by Stillwater), does hereby expressly waive and relinquish any claim or other rights to the Trust, its corpus or any interest earned thereon.   Notwithstanding the foregoing, ASSAC hereby acknowledges that it has received approximately $2.5 million in connection with the termination of its proposed agreement with White Energy Company Limited, and after payment of all accrued debts and obligations through and including the date hereof, has approximately $0.5 million to defray transaction expenses contemplated hereby.

(l)           This agreement may be executed in counterparts.  Facsimile and pdf signatures hereto shall have the same validity as original signatures hereto.

Upon execution and delivery of this letter in the space provided below, ASSAC shall instruct Hodgson Russ LLP, its legal counsel to begin preparation of the Transaction Documents and other related agreements, including preparation of the ASSAC proxy statement required to be mailed to ASSAC shareholders prior to the ASSAC Shareholders Meeting.

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If the foregoing accurately reflects the substance of our mutual agreement and understanding, please so indicate by executing and returning a copy of this letter agreement.  We look forward to working with you in connection with this Transaction.

Very truly yours,

ASIA SPECIAL SITUATION ACQUISITION CORP.

By:	/s/ Gary T. Hirst
Gary T. Hirst, President

ACCEPTED AND AGREED TO
this 18th day of December 2009:

STILLWATER CAPITAL PARTNERS, INC.

By:	/s/ Richard Rudy
Richard Rudy, Principal

/s/ Jack Doueck
Jack Doueck, Principal

As to Section 5(a) of this letter agreement:

/s/ Richard Rudy
Richard Rudy

/s/ Jack Doueck
Jack Doueck